Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	James M Gasior President and Chief Executive Officer 330-637-8040 Ext. 1111 jgasior@cortlandbank.com

Cortland Bancorp Again Listed by American Banker Magazine as One of Top 200 Publicly Traded Community Banks and Thrifts

Local bank ranked #86 in 2021, up from #105 in 2020

CORTLAND, OHIO, May 27, 2021 - Cortland Bancorp. (NASDAQ: CLDB), the bank holding company of The Cortland Savings and Banking Company, today announced that, for the third straight year, it was again named to American Banker magazine’s Top 200 Publicly Traded Community Banks and Thrifts. In its May 2021 issue, American Banker ranked Cortland Bancorp 86th on the list of top performing publicly traded community banks. This continues the Bank’s upward growth trajectory after ranking as #105 on last year’s list and #134 in 2019. The rankings are based on three-year average return on equity (ROE) as of the end of the previous year.

“It is always a great honor to be recognized by American Banker,” said James M. Gasior, President and Chief Executive Officer. “This type of third-party credibility reflects our Bank’s ongoing efforts to enhance shareholder value and attests to our strong reputation for financial stability, growth and community service.”

Cortland Bancorp, headquartered in Cortland, Ohio, is a bank holding company with total assets in excess of $700 million. The bank operates 13 full-service banking centers and an LPO office in Fairlawn, Ohio. Additional information is available at www.cortlandbank.com.